EXHIBIT 99.1
 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


                CARRINGTON REPORTS THIRD QUARTER 2006 RESULTS

              Sales Increase 18% Over Same Quarter of Last Year

 IRVING, TEXAS --- November 2, 2006 --- Carrington Laboratories, Inc. (Nasdaq: CARN) reported revenue for the quarter ended September 30, 2006 of $6.7 million, compared to revenue of $5.6 million in the year-ago period. The 18 percent increase was due largely to increased revenue from the Company's consumer services product lines, which grew 49 percent to $3.6 million for the third quarter of 2006, compared to $2.4 million in the year-ago period. Excluding non-recurring royalty payments, total revenue from the Company's ongoing businesses increased 31% for the quarter.

 Total medical services revenue for the third quarter 2006 decreased 14 percent compared to the same period last year, the result of an expected decrease in royalty revenues. Medical services revenue, excluding royalties, increased 8 percent to $2.2 million compared to $2.0 million for the third quarter last year.

 Net loss for the third quarter of 2006 was $1.8 million, or 16 cents per basic and diluted share, compared to a net loss of $1.6 million, or 15 cents per basic and diluted share in the prior year period. Pro forma loss for the quarter, before $700,000 net funding of DelSite, was $1.1 million compared to a $1.0 million pro forma loss in the prior year's period.

 Revenue for the nine months ended September 30, 2006 totaled $21 million vs. $22 million in the prior year period. Net loss for the nine months just ended, which includes DelSite funding, was $5.5 million, or 50 cents per basic and diluted share, compared to a net loss of $1.6 million, or 15 cents per basic and diluted share a year ago.

 "The growth in our consumer services segment is providing revenue diversity and margin enhancement while offsetting the expected declines and volatility in other categories," said Carlton E. Turner, Ph.D., Carrington's chief executive officer. "With key staffing additions in place and new supply agreements announced earlier this year, we expect this revenue trend to continue."

 Commenting on DelSite, Dr. Turner noted the continuing successful development of its drug and vaccine delivery technologies, most recently evidenced by the contract with the National Cancer Institute (NCI) for testing GelVac[TM] nasal powder formulation for a Human Papillomavirus (HPV) vaccine. HPV is a known cause of cervical cancer. DelSite continues its flu vaccine development. A Phase I clinical with a flu vaccine is scheduled for 2007. This powder formulated vaccine will use an egg-based antigen and does not require preservatives, needles, or the costly cold storage distribution system.

 DelSite's senior scientist Yawei Ni, Ph.D. delivered an oral presentation entitled "An Inactivated Influenza Nasal Powder Vaccine" at the Second International Conference on Influenza Vaccines for the World (IVW), October 18-20, 2006 in Vienna, Austria. The IVW hosts world-renowned experts to report the latest data trends associated with influenza vaccines.

 Recently, a DelSite presentation entitled "A Stable Dry Powder Vaccine Formulation (GelVac[TM]) for Nasal Delivery" was made at the American Association of Pharmaceutical Scientists Annual Meeting and Exposition in San Antonio, Texas.

 Another DelSite paper entitled "Immuno-enhancing Effect of a Novel In-situ Gelling Pectic Polysaccharide" has been accepted at the Fourth International Conference on Vaccines in Washington, DC, scheduled for November 16-17, 2006.


 Conference Call Scheduled

 Investors are invited to listen to today's conference call at 4:30 p.m. Eastern, 3:30 p.m. Central, by dialing 800-510-9691 in the US or 617-614-3453 internationally. The pass code is 74163928. The call is also being web cast by CCBN and can be accessed at Carrington's web site at http://www.carringtonlabs.com. A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 in the US and 617-801-6888 internationally. The pass code for the replay is 60313526.

 The web cast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (http://www.streetevents.com).


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, which is recognized worldwide. For more information, visit www.carringtonlabs.com.


 About DelSite

 DelSite Biotechnologies, Inc. was formed based on discoveries at Carrington Laboratories, Inc., and is a wholly-owned subsidiary of Carrington. DelSite Biotechnologies is a drug delivery and biotechnology company established to provide the pharmaceutical and biotechnology industries with novel delivery solutions for vaccines and therapeutic agents. For more information, visit www.delsite.com.

 Non-GAAP Financial Information

 This press release contains the non-generally accepted accounting principle financial measure of Total Revenue from Ongoing Businesses which is defined as total revenue less royalties. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the growth in the Company's revenues from ongoing businesses without the effect of expected decreases in royalty revenue. Total Revenue from Ongoing Businesses is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to total revenue is included in the following tables.

 This press release also contains the non-generally accepted accounting principle financial measure of Medical Services revenue excluding royalties, which is defined as total Medical Services division revenues less licensing royalties. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's sales growth in the Medical Services division as the result of increased shipments without the impact of the expected decrease in contractual royalties. This measure is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to GAAP revenues is included in the following tables.

 This press release also contains the non-generally accepted accounting principle financial measure of Pro forma profit and loss which is defined as net income or loss excluding net DelSite expenses. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP). We believe this measure is useful to investors because it may provide users of this financial information with a meaningful measure of the Company's profitability before funding the research and development activities of its DelSite subsidiary. Pro forma profit and loss is not a measure of financial performance under GAAP and thus should not be considered in isolation. Furthermore, it should not be seen as a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income or loss is included in the following tables.

   Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed August 14, 2006.

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                       CARRINGTON LABORATORIES, INC.
              Condensed Consolidated Statements of Operations
                                (unaudited)
                 (in thousands, except per share amounts)


                                       Three Months Ended    Nine Month Ended
                                         September 30,        September 30,
                                         2006      2005       2006      2005
                                        ------    ------     ------    ------
 Revenue:
 Medical Services                      $ 2,161   $ 2,008    $ 6,383   $ 6,120
 Royalty income                            104       617        312     1,852
                                        ------    ------     ------    ------
 Medical Services, total                 2,265     2,625      6,695     7,972
 Consumer Services                       3,580     2,400     12,465    12,766
 Grant income, DelSite                     811       608      1,506     1,414
                                        ------    ------     ------    ------
 Total revenues                          6,656     5,633     20,666    22,152

 Cost and expenses:
 Cost of product sales                   4,615     4,056     15,257    13,646
 Selling, general and administrative     1,884     1,732      5,652     5,488
 Research and development                  171       204        536       657
 Research and development-DelSite        1,503     1,204      3,985     3,938
 Other income                              (19)        -        (36)     (133)
 Interest expense, net                     266        41        723       122
                                        ------    ------     ------    ------
 Net income (loss) before income taxes  (1,764)   (1,604)    (5,451)   (1,566)
 Provision for income taxes                  -       (30)         -         -
                                        ------    ------     ------    ------
 Net income (loss)                     $(1,764)  $(1,574)   $(5,451)  $(1,566)
                                        ======    ======     ======    ======

 Net income (loss) per common share -  $ (0.16)  $ (0.15)   $ (0.50)  $ (0.15)
   Basic and diluted

 Weighted average shares outstanding -
   Basic                                10,884    10,769     10,843    10,750
 Weighted average shares outstanding -
   Diluted                              10,884    10,769     10,843    10,750

 Reconciliation of Non-GAAP Financial
 Measures:

 Total revenue:                        $ 6,656   $ 5,633    $20,666   $22,152
 Less: royalties                           104       617        312     1,852
                                        ------    ------     ------    ------
 Total revenue from ongoing businesses $ 6,552   $ 5,016    $20,354   $20,300
                                        ======    ======     ======    ======

 Medical Services revenue:             $ 2,265   $ 2,625    $ 6,695   $ 7,972
 Less: royalties                           104       617        312     1,852
                                        ------    ------     ------    ------
 Medical Services revenue excluding
   royalties                           $ 2,161   $ 2,008    $ 6,383   $ 6,120
                                        ======    ======     ======    ======

 Net income (loss):                    $(1,764)  $(1,574)   $(5,451)  $(1,566)
 Less: DelSite grant income                811       608      1,506     1,414
 Plus: DelSite expenses                  1,503     1,204      3,985     3,938
                                        ------    ------     ------    ------
 Pro forma profit (loss)
   before DelSite                      $(1,072)  $  (978)   $(2,972)  $   958
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Balance Sheets
                              (in thousands)

                                                  September 30, December 31,
                                                      2006         2005
                                                     ------       ------
                                                  (unaudited)   (audited)

 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $ 1,684      $ 6,262
 Accounts receivable, net                             3,204        2,679
 Inventories, net                                     4,477        4,705
 Prepaid expenses                                       336          392
                                                     ------       ------
 Total current assets                                 9,701       14,038
 Property, plant and equipment, net                   6,315        6,755
 Customer relationships, net                            248          392
 Other assets, net                                      678          804
                                                     ------       ------
        Total assets                                $16,942      $21,989
                                                     ======       ======
 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,811      $ 1,812
 Accounts payable                                     2,302        2,092
 Accrued liabilities                                  1,606        1,585
 Current portion of long-term debt
   and capital lease obligations                        205          188
 Deferred revenue                                     1,035        1,386
                                                     ------       ------
 Total current liabilities                          $ 6,959      $ 7,063
 Long-term debt and capital lease obligations,
   net of debt discount                               3,679        3,418
 Commitments and contingencies                            -            -

 Shareholders' Equity:
 Common stock                                           109          108
 Capital in excess of par value                      57,431       57,185
 Accumulated deficit                                (51,233)     (45,782)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                           6,304       11,508
                                                     ------       ------
 Total liabilities and shareholders' equity         $16,942      $21,989
                                                     ======       ======

                                   - stop -